STOCK PURCHASE AND SALE
                                    AGREEMENT


                               DATED APRIL 7, 2008


                                  BY AND AMONG

                              NTS-WIT HOLDINGS, LLC
                                  (THE "BUYER")

                        AMERICAN TECHNOLOGIES GROUP, INC.
                                     ("ATG")

                                       AND

                              OMAHA HOLDINGS CORP.
                                 (THE "SELLER")

                        STOCK PURCHASE AND SALE AGREEMENT

      This STOCK PURCHASE AND SALE AGREEMENT (including the Exhibits and Schedules hereto, this "Agreement") is made and entered into this 7th day of April, 2008, by and among NTS-WIT Holdings, LLC, a limited liability company incorporated under the laws of the State of Delaware (the "Buyer"), American Technologies Group, Inc., a corporation incorporated under the laws of the State of Nevada ("ATG") and Omaha Holdings Corp., a corporation incorporated under the laws of the State of Delaware (the "Seller").

                              W I T N E S S E T H:

      WHEREAS, ATG owns all of the issued and outstanding shares of stock of the Seller;

      WHEREAS, the Seller owns: (i) all of the issued and outstanding shares of stock of North Texas Steel Company, Inc., a corporation incorporated under the laws of the State of Texas ("NTSCO"); and (ii) all of the issued and outstanding shares of stock of Whitco Poles, Inc., a corporation incorporated under the laws of the State of Texas ("WHITCO" and such issued and outstanding shares of stock of NTSCO and WHITCO, the "Shares"); and

      WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, 100% of the Shares.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

      1.1. Definitions. As used in this Agreement and the Exhibits and Schedules delivered pursuant hereto and to the extent incorporated in other Transaction Documents, the following definitions shall apply:

      "Accounts Receivable" means all notes and accounts receivable of the Company shown on its Financial Statements.

      "Affiliate" means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to any natural person, the term Affiliate shall also include any member of said person's immediate family, any family limited partnership for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person's immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term "control" and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

      "Agreement" shall have the meaning set forth in the preamble.

      "Arbitrator"  means an  arbitrator  with  respect to a dispute  resolution
pursuant  to  Section  9.2  and   administered   by  the  American   Arbitration
Association.

      "Assignment" means the assignment of the Seller, in the form attached hereto as Exhibit A.

      "ATG" shall have the meaning set forth in the preamble.

      "Books and Records" means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company's assets, business, or transactions are otherwise reflected.

      "Business" means the existing business of the Companies, including the business of steel fabrication and detailing of structural steel components and the cutting, welding and assembling of metal components.

      "Business Day" means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York are authorized or permitted to close.

      "Buyer" shall have the meaning set forth in the preamble.

      "Buyer Indemnified Parties" means the Buyer and its managers, members, officers, directors, partners, employees, Affiliates, agents, successors and assigns.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601-9657.

      "Claims" means any and all notices, claims, demands, Legal Proceedings, deficiencies Orders, and Losses assessed or sustained, including, without limitation, the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

      "Closing" means the consummation of the transactions contemplated by this Agreement in accordance herewith which shall be deemed to occur as of the end of the Closing Date.

      "Closing Date" means the date that is no more than three (3) Business Days following the satisfaction of the conditions set forth in Article 6, or at such other date as the parties hereto shall agree.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Company" means each of the Seller, NTSCO and WHITCO.

      "Consent" means any consent, authorization or approval.

      "Contract" means any contract, agreement, commitment, arrangement or understanding (whether written or oral, whether formal or informal).

      "Debt Obligation" means the obligations owed by ATG and its Subsidiaries to the Parent, as of the Closing Date.

      "Disclosure Schedule" means the disclosure schedule of ATG and the Seller, made pursuant to this Agreement.

      "Environmental Laws" means the applicable Laws relating to pollution or protection of the environment, including Laws relating to the emission of Waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and CERCLA, as amended, and their state and local counterparts.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Financial Statements" means (i) the consolidated audited balance sheet of ATG as at July 31, 2007 and the related audited statements of income, retained earnings and cash flows for the year then ended together with the report therein by ATG's independent certified public accountants, (ii) the consolidated audited balance sheet of ATG as at July 31, 2006 and the related audited statements of income, retained earnings and cash flows for the year then ended together with the report therein by ATG's independent certified public accountants, (iii) the consolidated unaudited balance sheet of ATG as at October 31, 2007 and the related unaudited statements of income, retained earnings and cash flows for the period then ended, and (iv) the Unaudited Balance Sheet.

      "FIRPTA certificate" means the FIRPTA certificate of the Seller, in the form attached hereto as Exhibit C.

      "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time consistently applied and interpreted.

      "Governmental Entity" means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign.

      "Gryphon Debt" means the obligations owed by ATG and its Subsidiaries to Gryphon Master Fund, L.P., as of the Closing Date.

      "Hazardous Materials" means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum-based substances or wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

      "Indebtedness" shall mean all payment obligations (including obligations under capitalized leases) of the Company to any bank, insurance company, finance company or other institutional lender or other Person for money borrowed; provided, however, that Indebtedness shall not include trade payables and accruals in accordance with such Company's past practice.

      "Intellectual Property Right" means any trademark, service mark, registration thereof or application for registration therefore, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs and data bases, the "Omaha Holdings Corp.", "North Texas Steel Company, Inc." and "Whitco Poles, Inc." names and all derivations thereof, domain name and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, in each case which is owned or licensed or filed by the Companies or any of their Affiliates or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

      "Labor Agreement" means every employment Contract, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, phantom interest or severance plan of the Companies now in effect or under which the Companies have any obligation.

      "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

      "Leased Real Property" means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

      "Legal  Proceedings"  means  any  judicial,   administrative  or  arbitral
actions, suits, proceedings (public or private) or governmental proceedings.

      "Losses" means any and all losses, damages, debts, liabilities, obligations, deficiencies, penalties, amounts paid in connection with Claims, amounts paid in settlement, costs (including court costs) and expenses, including reasonable attorneys' and other professionals' fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by law or pursuant to this Agreement) to recover Losses but shall not include any punitive damages.

      "Management Agreement" means the Management Agreement between the Buyer and CDV Capital Partners, LLC, the form of which is to be mutually agreed between the Buyer and the Seller.

      "Material Adverse Change" means a material adverse change (i) in the properties, prospects, results of operations, or financial condition of any of the Companies or (ii) in the ability of the Seller to consummate the transactions contemplated by this Agreement.

      "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Business or any of the Companies.

      "Nite Capital Obligation" means any obligations owed by ATG to Nite Capital LP, pursuant to that certain Subscription Agreement by and between ATG and Nite Capital LP, dated as of August 31, 2005.

      "NPL" means the National Priorities List under CERCLA.

      "NTSCO" has the meaning set forth in the recitals.

      "NTSCO Purchase Agreement" means that certain Purchase Agreement, dated September 7, 2005 by and among the Seller, Janet Judd, Robert Judd, Robert Judd, Jr., North Texas Steel Company, Inc. Pension Plan, and certain other individuals (as identified in Schedule 1.3 thereto) pursuant to which the Seller purchased all of the outstanding shares of common stock of NTSCO.

      "Options" means the options to acquire shares of the common stock of ATG held by the Parent.

      "Order" means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, arbitrator or arbitration panel.

      "Owned Real Property" means the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

      "Parent" means Laurus Master Fund, Ltd., a corporation organized under the laws of the Cayman Islands.

      "PBGC" has the meaning set forth in Section 4.16(b).

      "Permits" means any material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business as conducted by the Companies, together with the name of the Governmental Entity issuing the same.

      "Permitted Liens" means (i) mechanics', carriers', workmen's, warehousemen's, repairmen's or other like liens arising in the ordinary course of business which are not due and payable as of the Closing Date, (ii) liens arising under original purchase price conditional sale contracts and equipment leases with third parties entered into in the ordinary course, (iii) liens for Taxes not yet due and payable (iv) other imperfections of title, restrictions or encumbrances of record, if any, which liens, imperfections of title, restrictions or other encumbrances do not materially impair the value or the continued use or occupancy and operation of the specific assets to which they relate substantially in the manner currently operated and (v) those liens set forth in Schedule I.

      "Person" means any individual,  partnership,  joint venture,  corporation,
limited  liability  company,  trust,  estate,   unincorporated  organization  or
Governmental Entity.

      "Pre-Closing Period" means any period that ends on or before the Closing or, with respect to a period that includes but does not end on the Closing, the portion of such period through and including the day of the Closing.

      "Release" means the release agreement of the Seller, in the form attached hereto as Exhibit B.

      "Release Time" means the earlier of the Closing and the rightful abandonment or termination of this Agreement pursuant to Section 11.1.

      "Restricted Period" means the time period commencing on the Closing Date and ending on the later of (i) the date that is fifth anniversary from the Closing Date or (ii) the date that is two (2) years from the termination of employment with the Buyer, as applicable.

      "Restrictions" means all liens, pledges, encumbrances, security interests, Taxes, voting trusts, options, warrants, calls and rights of first refusal.

      "Restrictive  Covenants"  means those covenants of the Seller set forth in
Article 7 hereof.

      "Seller" shall have the meaning set forth in the preamble.

      "Shares" shall have the meaning given to such term in the recitals.

      "Subsidiary" means each entity, at least fifty percent (50%) of the capital stock or other equity or voting securities of which are controlled or owned, directly or indirectly, by ATG.

      "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Entity (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefore as a result of Treasury Regulation
Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity, together with any interest, penalties and additions to tax or imposed thereon.

      "Tax Matter" shall have the meaning set forth in Section 10.1.

      "Tax Proceeding" means an audit, examination, investigation, or Legal Proceeding relating to any Tax of any Company.

      "Tax Return" includes any return, declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.

      "Territory" means North America.

      "Third Party" means any Person other than ATG, the Companies, the Buyer or the Seller.

      "Transaction Documents" shall mean, collectively, this Agreement, the Management Agreement, the Release, the Assignment and the FIRPTA certificate.

      "Unaudited Balance Sheet" means the consolidated unaudited balance sheet of ATG as at January 31, 2008 and the related unaudited statements of income, retained earnings and cash flows for the period then ended as filed with the Securities and Exchange Commission.

      "Unaudited Balance Sheet Date" means January 31, 2008.

      "Warrants" means the warrants to acquire shares of the common stock of ATG held by the Parent.

      "Waste" means emissions, discharges, generation, storage, releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or waste.

      "WHITCO" has the meaning set forth in the recitals.

      1.2. Terms Generally; Certain Rules of Construction. Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references in this Agreement or any other Transaction Document to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement or any other Transaction Document in which used, except as otherwise provided. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the "Certificate of Incorporation," "By-laws" or other organizational or constituent documents of any Person, to any Contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. Expressions, in any form, regarding the "knowledge of" ATG or the Companies with regard to any matter refer to either the actual knowledge of the directors, officers and managers of ATG and each of the Companies or what any of such persons would reasonably be expected to have knowledge of after due inquiry, given such person's relationship or position with ATG or the Companies and in companies of comparable size and nature.

                                   ARTICLE 2.
                                  THE PURCHASE

      2.1. Purchase and Sale of the Shares. Subject to and upon the terms and conditions of this Agreement, the Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept the Shares, from the Seller, at the Closing, free and clear of any Restrictions whatsoever. At the Closing, the Seller shall deliver to Buyer the Shares, free and clear of any Restrictions along with appropriate stock powers duly executed by the Seller.

      2.2. Consideration. In consideration of the Seller selling the Shares to the Buyer, the Parent agrees to forgive the Debt Obligation.

      2.3. Warrants and Options. Effective as of the Closing, the Parent agrees to the cancellation of such amounts of the Warrants and Options owned by the Parent necessary so that the Parent shall hold no more than twenty five percent (25%) of the fully diluted shares of common stock of ATG at the Closing.

      2.4. Closing. The Closing of the transactions contemplated by this Agreement shall occur electronically via email and facsimile on the Closing Date; provided, that if the parties mutually agree to a physical closing, then the Closing shall occur at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 on the Closing Date.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller hereby represents and warrants to the Buyer that the statements contained in this Article 3 are true and correct as of the date of this Agreement and will be true and correct through the time of the Closing as though made as of such Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

      3.1. Organization. The Seller and each of its Affiliates is a corporation validly existing and in good standing under the Laws of the State of its incorporation.

      3.2. Authority. The Seller has full corporate power and authority, or full power and authority pursuant to its charter or organizational document, or applicable Laws, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms.

      3.3. Ownership of Shares. The Seller is the record and beneficial owner of the Shares and has good and valid title to the Shares, in all such cases free and clear of any Restrictions, and is transferring the Shares to the Buyer, pursuant to this Agreement, free and clear of any and all Restrictions.

      3.4. No Conflicts. The execution and delivery by the Seller of this Agreement does not, and the performance by the Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a violation or breach of any of the certificate of incorporation or by-laws, or other comparable charter or organizational document; or (ii) subject to obtaining Consent, approvals and actions, making the filings and giving the notices specifically referenced in the Agreement, conflict with or result in a violation or breach of any Law applicable to the Seller or any of its respective assets or properties.

      3.5. Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any of its Affiliates or any of their respective assets or properties including any Legal Proceedings which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the performance of any of the Seller's obligations contemplated by this Agreement.

                                   ARTICLE 4.
    REPRESENTATIONS AND WARRANTIES OF ATG AND THE SELLER WITH RESPECT TO THE
                                    COMPANIES

      ATG and the Seller, jointly and severally represent and warrant to the Buyer, as to each of the Companies that, except as set forth in the Disclosure Schedule, the statements contained in this Article 4 are true and correct as of the date of this Agreement and will be true and correct through the time of the Closing as though made as of such Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 4, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article 4.

      4.1. Formation, Organization, Authorization, Capitalization, Etc.

      (a) Schedule 4.1(a)(i) correctly sets forth, as to each Company, its place of incorporation or formation, as applicable, principal place of business and jurisdictions in which it is qualified to do business. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, in each case with all requisite power and authority, and all necessary material Consents, Orders, licenses, certificates, and Permits of and from, and declarations and filings with, all Governmental Entities, to own, lease, license, and use its properties and assets and to carry on the Business. Each Company has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by ATG of this Agreement and by each Company of the Transaction Documents to which it is a party, and the consummation by each Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by each Company and constitute the legal, valid and binding obligations of each Company enforceable against each of them in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally or by general equitable principles. Except as set forth on Schedule 4.1(a)(ii), no Company owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person. Each Company owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 4.1(a)(ii). Each Company is duly qualified to transact the Business and is in good standing as a foreign corporation in all jurisdictions in which its ownership, leasing, licensing, or use of property or assets or the conduct of the Business makes such qualification necessary. Each Company's registered names for each of the states, or other jurisdictions, of its respective incorporation or formation and qualification is set forth on Schedule 4.1(a)(iii).

      (b) The authorized class of capital stock of NTSCO consists of 3,000 shares of common stock, 2,673 shares of which are issued and outstanding. The only shares of stock of NTSCO that will be issued and outstanding immediately after the Closing are the shares of common stock owned indirectly by the Buyer. All of such shares are duly authorized, validly issued, fully paid and nonassessable. The authorized class of capital stock of WHITCO consists of 100 shares of common stock, 100 shares of which are issued and outstanding. The only shares of stock of WHITCO that will be issued and outstanding immediately after the Closing are the shares of common stock owned indirectly by the Buyer. All of such shares are duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, no Company will be bound by any subscription, option, warrant, conversion privilege, or other right, call, Contract to issue or sell, or any obligation or Contract to purchase or otherwise acquire any of its capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. No Shares have been issued in violation of any preemptive or contractual rights of any Person (and no such preemptive or contractual rights exist now or will exist at the Closing Date with regard to any of the Companies).

      (c) Except are set forth on Schedule 4.1(c), no Company owns, directly or indirectly, any capital stock or other equity interest, securities convertible into equity, or other property interest in any Person.

      4.2. Articles of Incorporation and By-Laws. Copies of (a) the articles of incorporation of each Company, as certified by the Secretary of State of its respective state of incorporation and (b) the by-laws of Company, certified by the secretary of such Company, have heretofore been made available to the Buyer, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. No Company has taken any action in violation or derogation of its articles of incorporation or by-laws.

      4.3. Corporate Records. All material proceedings occurring since July 31, 2007, of the directors of each Company and all Consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of each Company which have heretofore been made available to the Buyer.

      4.4. Consents of Governmental Entities. Except as set forth on Schedule 4.4, no Consent, or declaration, filing or registration by the Companies with any Governmental Entity is required in connection with the execution and delivery by ATG and the Seller of this Agreement and the consummation of the transactions contemplated hereby.

      4.5. Financial Condition. Annexed hereto as Schedule 4.5 are copies of the Financial Statements. Except as set forth in Schedule 4.5, the Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP and in conformity with the practices consistently applied by ATG without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of ATG as at the dates and for the periods indicated. Except as set forth in Schedule 4.5, the Financial Statements were prepared from the Books and Records and contain and reflect all necessary adjustments and accruals for a fair and accurate presentation of the financial condition of ATG as of their respective dates in all respects.

      4.6. Taxes. Except as set forth on Schedule 4.6:

      (a) Each Company has (1) duly and timely filed (taking into account valid extensions of time to file) all Tax Returns required to be filed by it prior to the date hereof, which Tax Returns are true, correct and complete in all material respects, and (2) duly and timely paid (taking into account valid extensions of time to pay) all Taxes due and payable on or before the Closing Date, and has properly accrued on the Financial Statements all Taxes not yet payable. Each Company has timely and properly withheld or collected, paid over and reported all employment Taxes required to be withheld or collected by it on or before the Closing Date. The unpaid Taxes of each Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any Company in filing its respective Tax Return.

      (b) (A) No Company has received written notice from a Governmental Entity asserting an additional Tax on such Company that has not been fully satisfied,
(B) no Company has received any written notice from any Governmental Entity that intends to conduct a Tax Proceeding, (C) no Company has waived or extended a statute of limitations with respect to the assessment or collection of any Tax or Tax Proceeding of such Company (unless the period to which it has been waived or extended has expired), (D) there is no outstanding power of attorney from any Company authorizing anyone to act on behalf of such Company in connection with any Tax of such Company, (E) there is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to such Company, its income, assets, Business or Tax, (F) no Company is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) in income for any period ending after July 31, 2007, (G) no Company is, or has ever been, a party to any Tax sharing or Tax allocation Contract, (H) no Company is, or has ever been, included in any consolidated, combined or unitary Tax Return, (I) to the knowledge of ATG, no Claim has been made by a Governmental Entity in a jurisdiction where the Companies do not file Tax Returns, that a Company is or may be subject to taxation by that jurisdiction, (J) to the knowledge of ATG, no issue has been raised by a Governmental Entity in any prior audit or investigation of any Company with respect to any tax for a Pre-Closing Period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of such Company for any subsequent taxable period, and
(K) no Company has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

      (c) No Company is a party to any Contract for services that would result, individually or in the aggregate, in a payment that would not be deductible by such Company by reason of Section 280G of the Code. No Company has any "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively, of the Code. No Company has made an election under Section 338 of the Code. No Company has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of
Section 355(a)(1)(A) of the Code in a distribution qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that otherwise constitutes a part of a "plan" or "series of transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

      (d) No Company is party to any Contract that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by such Company by reason of Section 162, 280G or 404 of the Code. No Company is a "consenting corporation" within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision). No Company has any plan or Contract providing for deferred compensation that is subject to Section 409A(a) of the Code or any asset, plan or Contract that is subject to Section 409A(b) of the Code. None of the assets of any Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provision of
Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. During the last two years, no Company has engaged in any exchange under which gain realized on the exchange was not recognized under 1031 of the Code. No Company has ever been a "personal holding company" (within the meaning of Code Section 542), a shareholder in a "controlled foreign corporation" (within the meaning of Code Section 957), or in a "passive foreign investment company" (within the meaning of Code Section 552), or an owner in any entity treated as a partnership or disregarded entity for federal income tax purposes. No Company has or ever had a fixed place of business or permanent establishment in any foreign country. None of the outstanding indebtedness of any Company constitutes indebtedness to which any interest deduction may be disallowed under Section 163(i), 163(l), 265 or 279 of the Code or under any other provision of applicable Law. No Company has been a "United States real property holding corporation" (within the meaning of Code
Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Company has entered into any "reportable transaction" (within the meaning of Treasury Regulations Section 1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a "substantial understatement to income tax" (within the meaning of Code Section 6662(d)) if the claimed Tax treatment were disallowed, ATG believes that each Company has "substantial authority" (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a "tax shelter" (within the meaning of Code Section 6662(d)(2)(C)(ii)), has "adequately disclosed" (within the meaning of Code Section 6662(d)) the relevant facts affecting the tax treatment on its income Tax Return.

      4.7. Absence of Certain Developments. Except as set forth in Schedule 4.7, since the Unaudited Balance Sheet Date, (i) no Material Adverse Change has occurred in the financial condition of any Company, and (ii) no Company has done any of the following:

      (a) issued any equity securities, any profits interests, or any securities exchangeable for or convertible into any equity securities or profits interests;

      (b) declared or made any payment or distribution of cash or other property, or any equity securities or profit interests, with respect to its capital stock or purchased or redeemed any shares of its capital stock or made any interest, principal or other payments to ATG or the Seller;

      (c) (i) but for the Debt Obligation, borrowed any amounts or (ii) entered into any other liabilities which are not in the ordinary course of business, consistent with past practice;

      (d) sold, assigned or transferred any of its assets other than in the ordinary course of business, consistent with past practices;

      (e) (i) but for the Debt Obligation, compromised any debt or Claim other than in the ordinary course of business consistent with past practices; (ii) waived any rights other than in the ordinary course of business consistent with past practices; (iii) suffered any theft, destruction, damage or casualty loss;
(iv) waived, canceled or released any right, Claim or account receivable other than in the ordinary course of business consistent with past practices; and (v) suffered any extraordinary losses;

      (f) authorized any increase in the compensation of its employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee other than in the ordinary course of business, consistent with past practice;

      (g) made any change in any method of accounting or accounting practice;

      (h)  accepted   any  purchase   order  or   quotation,   arrangement,   or
understanding for future sale of the products or services of the Company, other than in the ordinary course of business, consistent with past practice;

      (i) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

      (j) written down or written up the value of any inventory, increased inventory levels in excess of historical levels for comparable periods or written off as uncollectible any notes or accounts receivable, except, in each case, in the ordinary course of business consistent with past practice;

      (k) made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or made capital expenditures or commitments in excess of $50,000 in the aggregate for additions to property, plant, equipment or intangible capital assets;

      (l) made any material change in the manner in which products or services have been performed or marketed or any other material change to the Business conducted by ATG, the Seller or any Company;

      (m) had any labor dispute or received notice of any grievance;

      (n) suffered any adverse change in its financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations;

      (p) made or authorized any change in any of its charter or organizational documents;

      (q) granted any license or sublicense of any rights under, or with respect to, any Intellectual Property Right;

      (r) received any resignation of any management level key employee, or threat thereof; or

      (o) agreed, whether in writing or otherwise, to take any action described in this Section 4.7.

      4.8. Officers and Directors. Set forth on Schedule 4.8 is a true and complete list of the names of the directors and officers of each Company and, in the case of officers, the title, or classification of each such officer.

      4.9. Affiliates. Except as set forth on Schedule 4.9, within the last three (3) years, no director, officer or Affiliate of each Company or any corporation, partnership, limited liability company, trust or other entity in which any such Person is an officer, director, trustee, member, manager, partner or holder of more than 5% of any class of outstanding equity thereof, has been a party, is a party or intends to be a party, to any Contract to which each Company was or is also a party.

      4.10. Contracts.

      (a) Except as set forth on Schedule 4.10(a), no Company is bound by any of the following:

      (i) any Contract that grants a power of attorney, agency or similar authority to another Person;

      (ii) any Contract to lend or advance to, invest in, or guarantee any indebtedness, obligation or performance of, or indemnify any Person;

                        (iii) any  Contract  relating to the  employment  of any
                  Person by such Company not terminable at will by such Company without obligation to pay any severance, termination or other payment, or any bonus, deferred compensation, pension, severance, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

                        (iv) any Contract  pursuant to which such Company is (1)
                  required to make payments of $10,000 or more, or (2) other than purchase orders in the ordinary course, entitled to receive payments of $10,000 or more, and, in each such case, any such Contract is not, without a payment required thereunder (beyond those due for work performed or materials delivered thereunder), terminable upon thirty (30) days (or less) notice;

                        (v) any  Contract  limiting  the freedom of such Company
                  from engaging in any business including any non-competition agreement or other restrictive covenant agreement;

                        (vi) except for Permitted Liens, any Contract that contains a Restriction with respect to any asset of such Company;

                        (vii) any other Contract  other than purchase  orders in
                  the ordinary course, which involves consideration or other expenditures or potential liability of such Company in excess of $10,000 or involving performance over a period of more than two (2) months, or which is otherwise material to the Business or to such Company;

                        (viii) any Contract  which has a substantial  likelihood
                  of having an adverse impact on the business or operations of such Company;

                        (ix) any capitalized leases; and

                        (x) any unexpired  written bid or proposal to enter into
                  any of the contacts identified above that is of a nature that it could, as presented, be accepted by a Third Party and be thereby binding upon such Company.

      (b) Except as set forth on Schedule 4.10(b), each Contract to which each Company is a party is as to such Company valid and in full force and effect and there exists no (i) default by such Company or, to the knowledge of ATG, any default by the other party/parties thereto or, to the knowledge of ATG, event of default which could reasonably be expected to cause a Material Adverse Effect or
(ii) event, occurrence, condition or act which, with the giving of notice or the lapse of time, would become a default or event of default thereunder which could reasonably be expected to cause a Material Adverse Effect. Each Company has substantially performed all of the terms and conditions of any Contract required to be performed at or prior to Closing to which it is a party in all material respects, and, to the knowledge of ATG, all of the covenants to be performed by any other party/parties thereto have been performed in all material respects. A copy of each Contract identified on Schedule 4.10(a) or (b) or on any of the other Schedules to this Agreement has heretofore been delivered to the Buyer and such copy is true, correct, and complete in all respects. Each Contract listed on any Schedule hereto is on arm's-length terms. Each Company enjoys peaceful and undisturbed possession under all leases and licenses granted to them, except as set forth on Schedule 4.10(b). No Company has assigned, pledged, hypothecated or otherwise transferred any of its rights under any contract to which it is a party. Each Company's rights with respect to any such Contract are held free and clear of all Restrictions other than Restrictions contained in such Contract.

      4.11. Litigation; Compliance. Except as disclosed on Schedule 4.11 hereto,
(A) there has been no written or oral notice of any Claim pending or, to the knowledge of ATG, threatened nor is there any written Order outstanding, against any Company; (B) no Company has received any notice claiming any violation of any Law or Order from any Governmental Entity and no Company is subject to any Order; (C) the Business of each Company is, and has at all times been, conducted in accordance in all material respects with all applicable Laws, ordinances, licenses or Permits of any Governmental Entity.

      4.12. Employees; Labor Disputes.

      (a) Except as set forth on Schedule 4.12(a)(i), no Company has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Each Company is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice charge or complaint against any Company pending or, to the knowledge of ATG, threatened. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or to the knowledge of ATG, threatened against or affecting any Company nor any secondary boycott with respect to products of the Companies. Except as set forth on Schedule 4.12(a)(ii), no Company is a party to or subject to any employment Contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting their activities, or Restrictive Covenant Agreement restricting their activities. Except as set forth on Schedule 4.12(a)(iii), there are no administrative charges or court complaints against any Company concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of ATG, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

      (b) Schedule 4.12(b) sets forth a true and complete list of Labor Agreements. True and correct copies of all Labor Agreements have been provided to the Buyer. The transactions contemplated by this Agreement do not give rise to any termination rights on the part of any Persons covered by any of the Labor Agreements.

      4.13. No Conflict; Consents. Schedule 4.13 sets forth a complete list of all Contracts to which any Company is a party that contain a change of control provision which would be triggered by the transactions contemplated in this Agreement and, except with respect to the Contracts listed on Schedule 4.13, no Consent or other action by, or notice to, any Person (other than a Governmental Entity) or party to any of the Agreements to which any Company is a party is necessary for the consummation of the transactions contemplated thereby.

      4.14. Assets.

      (a) Except as set forth on Schedule 4.14(a), each Company has good and marketable title to all its properties and assets free and clear of all Restrictions other than Permitted Liens.

      (b) Except as set forth on Schedule 4.14(b)(i), all such properties and assets (including intangibles) owned by each Company are reflected on the Unaudited Balance Sheet. All personal and other tangible property, plant and equipment and other assets owned, leased, or licensed by each Company are in good and usable condition (except reasonable wear and tear which is not such as to affect adversely the operation of the Business). The personal and other properties and assets (including intangibles) owned by each Company or leased or licensed by the each Company from a Third Party constitute all such properties and assets which are necessary to the Business. To the knowledge of ATG, the only jurisdictions where UCC's have been filed that list any Company as a debtor are set forth on Schedule 4.14(b)(ii).

      4.15. Environmental Laws and Regulations.

      (a) Each Company is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, for which the lack of compliance would result in a Material Adverse Effect. No Company has received any notice of any investigations, inquiries or other Legal Proceedings nor is any demand, Claim, hearing or notice of violation pending or, to the knowledge of ATG, threatened against any Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. To the knowledge of ATG, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, which would result in a Material Adverse Effect, including liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Legal Proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste. Without limiting the foregoing, (i) no Company owns, operates or leases a treatment, storage or disposal facility requiring a Permit under Environmental Law; (ii) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Law at, on or under any site or facility now owned, operated or leased or previously owned, operated or leased by any Company, (iii) no Company has transported or arranged for the transportation of any Hazardous Material to any location that is (x) listed on the NPL or (y) listed for possible inclusion of the NPL or any similar state or local list by the Environmental Protection Agency or similar state or local Governmental Entity,
(iv) no Hazardous Material generated by any Company has been recycled, treated, stored, disposed of or released by such Company at any location in violation of any applicable Environmental Law, (v) no notification of a release of Hazardous Materials has been registered or filed by or on behalf of any Company and no site or facility now owned, operated or leased or, to the knowledge of ATG, previously owned, operated or leased by any Company is listed or proposed for listing on the NPL or any similar list of sites requiring investigation or clean-up.

      (b) All documented environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, any Company relating to any site or facility now or previously owned, operated or leased by such Company have been delivered to the Buyer.

      4.16. Employee Benefit Plans.

      (a) Each "employee benefit plan" (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based, severance or other plan or written agreement relating to employment, compensation or fringe benefits for employees, maintained or contributed to by either Company at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which either Company could incur or could have incurred any direct or indirect, fixed or contingent liability (collectively, the "Plans") is set forth on Schedule 4.16, is and has been maintained in substantial compliance with all applicable laws and has been administered and operated in all material respects in accordance with its terms.

      (b) Each Plan which is  intended to be  "qualified"  within the meaning of
Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the knowledge of ATG and the Companies, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a "reportable event" (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. Except as set forth on Schedule 4.16, no Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Companies were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

      (c) Neither Company nor, to the knowledge of ATG or the Companies, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. Neither Company has maintained any Plan (other than a Plan which is intended to be "qualified" within the meaning of Section 401(a) of the
Code) which provides benefits with respect to employees or former employees following their termination of service with the Company (other than as required pursuant to Section 601 of ERISA). Each Plan subject to the requirements of
Section 601 of ERISA has been operated in substantial compliance therewith.

      (d) No individual shall accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transaction contemplated by this Agreement. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of ATG or the Companies, threatened, by or against any Plan or Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), except as set forth on Schedule 4.16, as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

      (e) No Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and neither Company has been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by either Company or any entity required to be aggregated with either Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code (and the regulations promulgated thereunder) with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

      (f) With respect to each Plan, the Seller has delivered or caused to be delivered to the Buyer and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (viii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

      4.17. Insurance. Set forth on Schedule 4.17 is a complete list of (i) all insurance Claims made by any Company within the past five (5) years and (ii) all insurance policies which such Company maintains with respect to the Business or the operations, properties or employees of such Company. Each Company has paid all premiums due under said policies and such policies are in full force and effect. No Company has received any notice of, and no Company is otherwise aware of, any facts indicating a likelihood of the cancellation of any such insurance policy prior to its scheduled termination date.

      4.18. Banks. Schedule 4.18 contains a complete and correct list of the names and locations of all banks in which each Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No Person holds a power of attorney to act on behalf of any Company.

      4.19. Books and Records. The stock ledgers and stock transfer books of each Company are complete and accurate. The stock ledgers and stock transfer books and the minute book records of each Company relating to all issuances and transfers of stock by such Company and all proceedings of the shareholders and the Board of Directors and committees thereof since the date of incorporation or formation, as applicable, made available to the Buyer, are the original stock legers and stock transfer books and minute book records of such Company or exact copies thereof.

      4.20. Business Relationships. Schedule 4.20 contains a true and complete list of each Company's ten (10) largest customers (by dollar amount of revenue) and the dollar amount of such revenue to each such customer for each of the fiscal years ended July 31, 2007 and July 31, 2006. Schedule 4.20 contains a true and complete list of each Company's ten (10) largest suppliers (by dollar amount of purchases) and the dollar amount of such purchases from each such supplier for each of the fiscal years ended July 31, 2007 and July 31, 2006. All information previously delivered by ATG or the Seller to the Buyer relating to the suppliers, customers and sales of the products and services of the each Company is true, complete and correct in all material respects. Except as set forth on Schedule 4.20, no Person who was a material supplier or material customer of each Company at any time during such Company's previous fiscal year or the current fiscal year has canceled or otherwise terminated, or to the knowledge of any Company threatened to cancel or otherwise terminate, its relationship with such Company or decreased or limited or threatened to decrease or limit, its services, supplies, or materials to such Company or its purchases of the services or products of such Company. Except as set forth on Schedule 4.20, no Company has any knowledge that any such supplier or customer intends to cancel or otherwise modify its relationship with such Company or to decrease or limit its services or products or increase its prices charged to such Company or its purchases of the services of such Company. To ATG's knowledge, neither the execution, delivery, or performance of the Transaction Documents, nor the consummation of the transactions contemplated thereby will adversely affect the relationship of the Buyer with any such supplier or customer. No Company has any purchase commitments for inventory items, equipment, spare parts or supplies that, together with amounts on hand, constitute in excess of twelve (12) months historical usage, or to the knowledge of ATG, which are at a price in excess of current fair market value. No Company has any contracts or commitments except those made in the ordinary course of business, at arm's length and no such contracts or commitments are for a price that would result individually or in the aggregate in a material loss to such Company. Except as set forth on
Schedule 4.20, no Company has received any material payments with respect to services to be rendered after the Closing.

      4.21. Real Property.

      (a) Schedule 4.21(a) sets forth a true and complete list of all the Leased Real Property. True and correct copies of all leases, and all amendments to such leases, have been delivered to the Buyer. Each Company has a valid leasehold interest in the Leased Real Property, free and clear of all Restrictions other than Permitted Liens. All leases listed on Schedule 4.21 are in full force and effect and no event of default by any Company has occurred, and no event has occurred which (whether with or without notice, lapse of time or both) could reasonably be expected to cause a default thereunder. There are no condemnation or appropriation or similar proceedings pending or to the knowledge of ATG, threatened against any such real property or improvements thereon. The improvements on the Leased Real Property whose maintenance is ATG or the Seller's responsibility are in good operating condition and repair (ordinary wear and tear excepted). The improvements on the Leased Real Property whose maintenance is the landlord's or the tenant's responsibility are in good operating condition and repair (ordinary wear and tear excepted). Except as set forth on Schedule 4.21(a), no material capital expenditures by any Company, ATG or the Seller are required for the maintenance and repair of the Leased Real Property. The Leased Real Property is adequately served by gas, electricity, water, sewage and waste removal utilities. There are no challenges or appeals pending, or, to ATG's knowledge, threatened regarding the amount of the taxes on, or the assessed valuation of the Leased Real Property, and no Company has entered into any special arrangements or agreements with any Governmental Entity with respect thereto.

      (b) Schedule 4.21(b) sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property, (i) either a Company owns title in fee simple to such Owned Real Property, free and clear of all Restrictions other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.

      4.22. Intellectual Property.

      (a) Schedule 4.22(a) sets forth a true and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and the name of the owner of each such registration; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. The Intellectual Property Rights owned or licensed to each Company include all of the Intellectual Property Rights used by such Company to conduct the Business in the manner in which the Business is currently being conducted and, to the knowledge of ATG, will be used by the Buyer to conduct the Business as currently proposed to be conducted.

      (b) Except as set forth on Schedule 4.22(b), within the last thirty (30) months, no Company has been sued or charged in writing with or been a defendant in any Claim, suit, action or proceeding that involves a Claim of infringement of any Intellectual Property Right, and ATG has no knowledge of any other Claim of infringement by any Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Right.

      (c) To the knowledge of ATG, the current use by each Company of the Intellectual Property Rights does not infringe the rights of any other Person in a manner.

      4.23. Acquisitions. Schedule 4.23 sets forth a true and complete list of all transactions in which any Company either (i) acquired a majority of the equity of another entity, (ii) acquired any assets from another entity not in the ordinary course of business, (iii) merged or consolidated with or into another entity, or (iv) entered into a joint venture, partnership or similar arrangement. Each Company has provided the Buyer with copies of all such Contracts, in each case, including all exhibits, schedules and any material document or instrument executed or delivered in connection therewith, pursuant to which such transactions described in the preceding sentence were consummated and such copies are true, complete and correct in all respects.

      4.24. Accounts and Notes Receivable. The Accounts Receivable have arisen in the ordinary course of business and, to the knowledge of ATG, there are no facts or other information that indicates that the reserves and accruals reflected in the Financial Statements are inadequate as to the date thereof. No Company has factored or agreed to factor any Accounts Receivable. Subject to the each Company's discount policies described on Schedule 4.24, no Company has discounted or agreed to discount any Accounts Receivable. The amounts at which the Accounts Receivable are carried on the Financial Statements reflect the Accounts Receivable policy of each Company which is consistent with GAAP. All
Accounts Receivable and notes receivable reflected on the Unaudited Balance Sheet have been collected or are good and collectible, in each case, at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

      4.25. Inventories. All inventories of products, equipment, parts and supplies of each Company are of good, usable and merchantable quality in all material respects, and except as set forth on Schedule 4.25 or reserved for in the Books and Records, do not include obsolete or discontinued items. Except as set forth on Schedule 4.25 or properly reserved for in the Books and Records,
(a) all such inventories are of such quality as to meet the quality control standards of each Company's customers and any applicable governmental quality control standards, (b) all such finished goods are saleable as current inventories at the current prices of each Company in the ordinary course of business, (c) all such inventories are recorded on the books of each Company in accordance with GAAP consistent with past practices and (d) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years, except as reflected in the Books and Records.

      4.26. Products and Services.

      (a) The Buyer has been furnished with complete and correct copies of the standard terms and conditions of sale, if any, of each of the products and services of each Company. Except as set forth on Schedule 4.26(a) or as required by law, no product, sold or delivered by any Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. The warranty reserve is reflected in the Financial Statements in accordance with GAAP.

      (b) Except as set forth on Schedule 4.26(b), no Company has entered into, or offered to enter into, any Contract or other arrangement with respect to the Business pursuant to which such Company is or will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer. All such future obligations are quantified on Schedule 4.26(b).

      (c) Except as set forth in Schedule 4.26(c), no Company has experienced any material returns of its services and products. All product returns listed on
Schedule 4.26(c) are reflected on the Financial Statements in accordance with GAAP.

      4.27. Accounts Payable. The accounts payable shown on the Books and Records are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practice in each case with persons other than Affiliates.

      4.28. Absence of Undisclosed Liabilities. Except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities reflected in the Schedules hereto and (iii) liabilities and obligations that are incurred after the date of the Financial Statements in the ordinary course of Business, or as set forth on Schedule 4.28, no Company has any direct or indirect Indebtedness or liabilities, obligations, Claims against it, damages, deficiencies or other losses, of any nature, whether known, absolute, accrued, contingent or otherwise (including based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise) and whether due or to become due.

      4.29. Disclosure. No representation or warranty by ATG or the Seller contained in or connected to this Agreement any other Transaction Document, nor any written statement or certificate furnished or to be furnished by or on behalf of ATG or the Seller to the Buyer or any representatives of the Buyer in connection herewith or pursuant hereto or listed on any Schedule hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading and ATG or the Seller (as applicable) has disclosed to the Buyer in writing all material facts known to them relating to the same.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      5.1. Buyer Representations. The Buyer hereby represents and warrants to the Seller that the statements contained in this Article 5 are true and correct as of the date of this Agreement and will be true and correct through the time of the Closing as though made as of such Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

      (a) Formation. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority, and all necessary Consents, Orders, licenses and Permits of and from all Governmental Entities, to own and use its assets, and to carry on its business as it is now being conducted.

      (b) Authority; Binding Effect; and Consents. The execution, delivery and performance by the Buyer of this Agreement and any other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated thereby by the Buyer have been duly and validly authorized by all necessary action on the part of the Buyer. The Buyer has all requisite power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to carry out the transactions contemplated thereby. This Agreement and any other Transaction Documents to which the Buyer is a party is the valid and binding Contract of the Buyer, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

      (c) Consents of Governmental Entities. Except as set forth on Schedule 5.1(c), no Consent, declaration, filing or registration by the Buyer with any Governmental Entity is required in connection with the execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated thereby.

      (d) No Conflict. Neither the execution, delivery nor performance of this Agreement and any other Transaction Documents to which the Buyer is a party, nor the consummation by the Buyer of the transactions contemplated thereby, will conflict with, or result in a breach of, any of the terms, conditions or provisions of the articles of incorporation, by-laws or any material Contract to which the Buyer is a party or by which it is bound.

      (e) Litigation; Compliance. There is no Claim, pending or to the knowledge of the Buyer threatened, nor is there any written Order outstanding, against the Buyer which would prevent the Buyer from being able to close the transactions contemplated by this Agreement.

                                   ARTICLE 6.
                  CONDITIONS TO CLOSING AND CLOSING DELIVERIES

      6.1. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing shall be subject to the following conditions unless waived in writing by the Buyer:

      (a) No Orders; Legal Proceedings. No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Claim have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement or materially restrict the Business from operating following the Closing Date consistent with past practice.

      (b) Representations. The representations and warranties of ATG or the Seller (as applicable) contained in this Agreement shall be true in all respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

      (c) Plans. The Buyer shall have received satisfactory evidence of the termination of the Plans and satisfaction of any and all amounts due and owing pursuant to the terms thereof. The Buyer shall have received a satisfactory report, such satisfaction being determined in the Buyer's sole and absolute discretion, from Eisner LLP with regard to the Plans.

      (d) Officer's Certificate. The Buyer shall have received from the Seller (dated the Closing Date and in form and substance reasonably satisfactory to the Buyer) a certificate of the Secretary of ATG and each Company, certifying and setting forth (i) that the conditions specified in this Section 6.1 have been fulfilled, (ii) the names, signatures and positions of the directors and the officers of ATG and each Company, as applicable, authorized to execute any agreements contemplated herein to which ATG or such Company is a party, and
(iii) a copy of the resolutions adopted by the board of directors of ATG and each Company authorizing the execution, delivery and performance of this Agreement, any agreement contemplated herein to which ATG or such Company is a party and the transactions contemplated thereby.

      (e) Good Standing Certificate. The Seller shall have delivered to the Buyer a good standing certificate with respect to ATG and each Company as of a date no more than five (5) days prior to the Closing Date, issued by the Secretary of State or equivalent officer of the states of such entity's incorporation or formation, as applicable.

      (f) No Material Adverse Change. During the period from the Unauthorized Balance Sheet Date to the date hereof and during the period from the date hereof through the Closing Date, there shall have been no Material Adverse Change in the financial condition, business, operations, assets or prospects of the Companies taken as a whole.

      (g) No Indebtedness or other Obligations of any Company or Restrictions on its Assets. On the Closing Date and after giving effect to the transactions contemplated hereby, no Company shall have any Indebtedness or any Restrictions other than Permitted Liens on its Assets.

      (h) Required Consents. All material Consents from Third Parties including confirmation from the American Institute of Steel Contractors that its certification will be in full force and effect immediately after the Closing and all waiting periods required under any Agreement to which any Company is a party or subject, as applicable, in each case required to enter into, and consummate the transactions contemplated by this Agreement, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

      (i) Delivery of Securities. The Seller shall have tendered to the Buyer the certificates representing the Shares duly endorsed in blank with executed blank stock powers, cancelled such shares in the name of ATG, reissued certificate(s) representing the Shares in the name of the Buyer and duly recorded the Buyer as the record owner of the Shares on the books, records and transfer ledgers of such Company. ATG shall have cancelled each Warrant and Option in the name of the Parent.

      (j) UCC-3's. The Buyer shall have received UCC-3's showing releases of all UCC's wherever located filed pursuant to the Debt Obligation and Gryphon Debt.

      (k) Assignment. The Seller has executed and delivered to the Buyer an assignment in the form of Exhibit A hereto (pursuant to which the Seller assigns all of its rights under the NTSCO Purchase Agreement to the Buyer).

      (l) Releases. The Seller has executed and delivered to the Buyer a release agreement in the form of Exhibit B hereto (pursuant to which the Seller releases any Claims against the Companies).

      (m) FIRPTA Certificate. The Buyer shall have received a duly executed FIRPTA certificate of the Seller, attached hereto as Exhibit C.

      (n) Intentionally omitted.

      (o) Due Diligence. The Buyer shall have satisfactorily completed its financial, accounting, environmental, business and legal due diligence, such satisfaction being determined in the Buyer's sole and absolute discretion.

      (p) Insurance. The Buyer shall have received insurance certificates or other documentation to its satisfaction, evidencing that each Company has insurance with respect to operation of the Business in amount and coverage satisfactory to the Buyer.

      (q) Management Agreement. The Buyer shall have received duly executed signature pages to the Management Agreement.

      (r) Tax Election. An election pursuant to Code Section 338(h)(10) shall have been made and filed with the Internal Revenue Service and all applicable state and local tax authorities.

      (s) Proxy. ATG shall have filed with the Securities and Exchange Commission a proxy statement for a special meeting of stockholders of ATG and ATG's stockholders shall have approved the transactions contemplated by this Agreement.

      6.2. Conditions to Obligations of the Seller. Subject to the last sentence of this Section 6.2, the obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing with respect to the Buyer shall be subject to the following additional conditions unless waived in writing by the Seller:

      (a) Representations. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

      (b) Compliance. The Buyer shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

      (c) Officer's Certificate. The Seller shall have received from the Buyer (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) a certificate of an officer of the Buyer certifying and setting forth
(i) that the conditions specified in subsections (a) and (b) of this Section 6.2 as to the Buyer have been fulfilled, (ii) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which the Buyer is a party on behalf of the Buyer and (iii) a copy of the resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement.

      (d) Release of Debt Obligations and Related Collateral. The Seller shall have received from Laurus Master Fund, Ltd. a blanket release of all obligations related to the Debt Obligation including an accompanying release of all related guaranties and other collateral, in a form as the Buyer, in its sole and absolute discretion, shall reasonably determine.

      (e) Proxy. ATG shall have filed with the Securities and Exchange Commission a proxy statement for a special meeting of stockholders of ATG and ATG's stockholders shall have approved the transactions contemplated by this Agreement.

                                   ARTICLE 7.
                              RESTRICTIVE COVENANTS

      7.1. Non-Solicitation.

      (a) In consideration of the agreements set forth herein, and for the purpose of protecting the Business' trade secrets and goodwill, the Seller (including its Affiliates) shall not, during the Restricted Period, directly or indirectly through any other individual, person or entity, (i) employ, solicit or induce any individual who is, or was at any time during the twenty-four (24) months period prior to the date hereof, an employee or consultant of any Company, (ii) cause such individual to terminate or refrain from renewing or extending his or her employment by or consulting relationship with any Company or (iii) cause such individual to become employed by or enter into a consulting relationship with the Seller and its Affiliates or any other individual, person or entity.

      (b) In consideration of the agreements set forth herein, and for the purpose of protecting the Business' trade secrets and goodwill, the Seller (including its Affiliates) shall not, during the Restricted Period, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any customer to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Buyer or any of its Affiliates in regard to the purchase of products manufactured or services performed or sold by the Buyer, or to become a customer of or enter into any contractual or other relationship with any Company, as applicable, or any other individual, person or entity in regard to the purchase of products or services similar or identical to those manufactured, performed or sold by the Buyer or any of its Affiliates. For purposes hereof, "Customer" means any individual, person or entity which is a customer of the Buyer or any of its Affiliates, or which prior to the Closing, was a customer of any Company within twenty-four (24) months prior to the Closing Date.

      (c) In consideration of the agreements set forth herein, and for the purpose of protecting the Business' trade secrets and goodwill, the Seller (including its Affiliates) shall not, during the Restricted Period, directly or indirectly through any other individual, person or entity, solicit, persuade or induce any Supplier to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Buyer or any of its Affiliates or to become a supplier of or enter into any contractual or other relationship with the Seller, as applicable directly or indirectly in regard to the sale of products or services similar or identical to those purchased by the Buyer or any of its Affiliates. For purposes hereof, "Supplier" shall mean any individual, person or entity which (i) is or was a supplier of any product or service to the Buyer or any of its Affiliates or which, prior to the Closing, was a supplier to any Company within twenty-four (24) months prior to the Closing Date, or (ii) is a vendor of the Buyer (whether as a distributor, agent, commission agent, employee or otherwise), or which, prior to the Closing, was a vendor to any Company within twenty-four (24) months prior to the Closing Date.

      7.2. Non-Competition. In consideration of the agreements set forth herein, and for the purpose of protecting the Business' trade secrets and goodwill, the Seller shall not, during the Restricted Period, directly or indirectly, in its own capacity or through one or more Affiliates, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage or assist others to engage in the Business in the Territory.

      7.3. Non-Disclosure and Non-Use. Without the prior written Consent of the Buyer, neither the Seller nor its Affiliates shall disclose any confidential information of any Company with respect to the Business, which any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to, without limitation, know-how, trade secrets, customer lists, supplier lists, referral source lists, costs, profits or margin information, markets, sales, pricing policies, operational methods, plans for future development, data drawings, samples, processes, products, software, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of any Company with respect to the Business and such information shall not be published, disclosed, or made accessible by any of them to any other Person or entity or used by any of them, except pending the Closing, in the Business provided, however, that such party may disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates and representatives (ii) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party's Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity having or claiming to have jurisdiction over it, including any filings required to be made by ATG in compliance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal and state securities Laws, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (iv) as may be required to obtain any Consent from a Governmental Entity or Consent required in order to consummate the transactions contemplated by this Agreement or (v) as may be necessary to establish such party's rights under this Agreement; provided, further, however, that in the case of clauses
(iii) and (iv), the Person intending to disclose confidential information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 11.1, each party hereto shall return all
confidential   materials  to  the  appropriate   other  party  or  destroy  such
confidential   materials  (and  certify  in  writing  the  destruction  thereof)
exchanged in connection with this Agreement. Each party acknowledges responsibility for disclosures caused by such party and any of its respective Affiliates and representatives.

      7.4. Non-Disparagement. The Seller (and before the Closing, each Company) agrees not to (i) in any way publicly disparage the Companies, the Buyer or their respective Affiliates, equity holders, officers, directors, employees or agents or the Business, (ii) cause embarrassment or public humiliation to such entities or persons, or (iii) make any public statement or take any action that is adverse, inimical or otherwise detrimental to the interests of any such entities or persons or the Business.

      7.5. Equitable Relief/Interpretation. The Seller acknowledges that a breach of the covenants contained herein, including the covenants contained in this Article 7, may cause irreparable damage to the Business and the Companies, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Seller agrees, that, in addition to any other remedy which may be available at law or in equity, the Buyer shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Article 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. In the event that any provision in this Article 7 or any other provision contained in this Agreement shall be determined by any Arbitrator or any court of competent jurisdiction to be unenforceable, such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by any Arbitrator or such court in such action so as to be enforceable to the extent consistent with then applicable law.

                    ARTICLE 8. OTHER COVENANTS AND AGREEMENTS

      8.1. Covenants To Be Observed by the Buyer and the Seller. The Seller and the Buyer hereby covenant and agree to the following and the Seller hereby covenants and agrees to cause the Companies to comply with the following:

      (a) Operation of Business in the Ordinary Course. Except as otherwise contemplated herein, or as previously approved by the Buyer in writing, until the Release Time, each Company shall conduct the Business only in the ordinary course and consistent with their prior practices. Without limiting the generality of the foregoing, prior to the Release Time, no Company shall without the Buyer's prior written consent, (i) amend or propose to amend its articles of incorporation or by-laws, (ii) take any action or enter into any transaction of the sort described in Section 4.7, or which would cause any representation or warranty made in Section 4.7 to be untrue, or (iii) make or change any Tax election or change any annual Tax accounting period.

      (b) Insurance; Defaults; Litigation. Until the Release Time, each Company shall (i) maintain in force (including necessary renewals thereof) the insurance policies currently in effect, except to the extent that they may be replaced with equivalent policies appropriate to insure its assets and business, to the same extent as currently insured, without increase in cost; (ii) comply in all respects with all Contracts to which such Company is a party and not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a default by it under any material Contract, license or governmental Consent or Permit; (iii) duly observe and conform, in all material respects, to all applicable Laws; and (iv) notify the Buyer of any Claim that after the date hereof is threatened or commenced against it.

                  (c) Access.

                  (i) Until the Release Time, each Company shall, upon reasonable notice, afford the Buyer and its accountants, managers, directors, officers, partners, employees, counsel, agents and other representatives, reasonable access during business hours to the plants, properties, Books and Records of such Company, shall permit them to make extracts from and copies of such Books and Records, and will from time to time furnish the Buyer with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of such Company as the Buyer requests; provided, however, that the Buyer agrees to keep all information obtained as a result of such access in strict confidence in the event the transactions contemplated by this Agreement are terminated as described in Article 11 hereunder, and all such information shall be returned to the such Company within a reasonable time. Until the Release Time, each Company shall cause its independent certified public accountants to make available to the Buyer and its independent certified public accountants the work papers relating to any audits of such Company.

                  (ii) From the  Closing  Date until  October  1, 2008,  each of
            NTSCO and WHITCO shall, upon reasonable prior notice by the Seller and subject to compliance with any all applicable securities laws, afford the Seller and its accountants and counsel, reasonable access during regular business hours to Robert Curtis and Barry Ennis and the Books and Records of such Company, at the Seller's cost and expense, only if the Seller requires the assistance of Robert Curtis and Barry Ennis or the information in the Books and Records of such Company in order to complete the Seller's Quarterly Report on Form 10-QSB for the period ending April 30, 2008 and Annual Report on Form 10-KSB, for the fiscal year ended July 31, 2008, provided that, under no circumstances, shall the time and efforts of Robert Curtis and Barry Ennis to be expended in the assistance of the Seller take priority over the day-to-day responsibilities of Michael Luther and Barry Ennis at the time of any request for assistance by the Seller. In addition, ATG shall have the right to store its books and records at the offices of NTSCO until October 1, 2008 or such earlier time as reasonable alternative storage/office facilities can be arranged by ATG. For the avoidance of doubt, the Buyer shall not be responsible for the safekeeping of such books and records and the Buyer shall have the right to dispose of such books and records in such manner as it, in its sole and absolute discretion, shall determine, beginning on October 2, 2008.

      (d) Contracts. No Company shall enter into any Contract not approved in writing by the Buyer.

      (e) Employee Benefits. Until the Release Time, each Company shall refrain from adopting any Plan or amending any Plan which increases the current or future liability of such Company thereunder (other than an amendment that is required by law or that is necessary or appropriate to maintain the Plan's qualified status under the Code) and shall pay all contributions to the Plans as they become due.

      (f) Taxes.

                  (i) The Seller  shall  prepare (or cause to be  prepared)  and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of each Company that are due after the date hereof for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any tax election or change any accounting practice or procedure without the prior written consent of the Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. The Seller shall give a copy of each such Tax Return to the Buyer prior to filing for its review and comment. The Seller (prior to the Closing) and the Buyer (following the Closing) shall cause each Company to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Seller proof of such payment. Not later than thirty (30) days before the due date for payment of Taxes with respect to any such Tax Returns, the Seller shall pay to each Company an amount equal to that portion, if any, of the Taxes shown on such Tax Return for which the Seller has an obligation to indemnify the Buyer pursuant to the provisions of Section 10.1.

                  (ii) The Buyer  shall  prepare (or cause to be  prepared)  and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of each Company for taxable periods ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Seller, which consent shall not unreasonably be withheld, delayed or conditioned. Not later than thirty (30) days before the due date for payment of Taxes with respect to any such Tax Returns, the Seller shall pay to each Company an amount equal to that portion, if any, of the Taxes shown on such Tax Return for which the Seller has an obligation to indemnify the Buyer pursuant to the provisions of Section 10.1.

                  (iii) Following the Closing, the Seller may amend any Tax Return of any Company for any taxable period ending on or before the Closing with the consent of the Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. The Buyer shall cause such Company to cooperate in connection with the preparation and filing of such amended Tax Returns and any Tax Proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns shall be borne by the Seller.

                  (iv) The Seller  shall be  entitled to any refund or credit of
            Tax received by any Company after the Closing Date with respect to a Pre-Closing Period. The Buyer shall pay to the Seller in cash, an amount equal to any such refund or credit of Tax after adjustment for any Tax effect to such Company as a result of such refund or credit, within five (5) days after its receipt by such Company.

                  (v) Following the Closing, the Buyer shall not cause or permit any Company to file a Tax Return with respect to a taxable period that ended on or prior to the Closing (or amend a Tax Return filed pursuant to clause (ii) above after the Closing but included the Closing Date) without the Seller's prior consent, which consent shall not unreasonably be withheld, delayed or conditioned.

                  (vi) The Buyer  shall  retain (or cause any Company to retain)
            all Books and Records with respect to Tax matters for Pre-Closing Periods at least until ninety (90) days after the expiration of the applicable statute of limitations, including any extensions or waivers thereof, and to abide by all record retention agreements entered into by or with respect to such Company with any Governmental Entity.

                  (vii) The Seller shall be liable for all sales,  use and other transfer Taxes arising from the transactions contemplated by this Agreement. The Seller shall timely file all Tax Returns relating to such Taxes and timely remit to the appropriate Governmental Entity any such Taxes.

      (g) Notice of Material Adverse Changes. Until the Release Time, the Seller shall promptly notify, and shall cause each Company to promptly notify, the Buyer of any Material Adverse Change.

      8.2. Covenants to be Observed by Seller and/or ATG. The Seller hereby covenants and agrees to the following and to cause the Companies to comply with the following:

      (a) Satisfaction of Conditions. The Seller, shall use commercially reasonable efforts to cause the satisfaction of the conditions precedent to its obligation to consummate the transactions contemplated by this Agreement.

      (b) Public Statements. During the period prior to Closing, before the Seller or ATG (as applicable) shall release any information concerning this Agreement or the transactions contemplated hereby which is intended for or may result in public dissemination thereof (including without limitation, any and all publicity, press releases, public filings with the Securities and Exchange Commission (including the Proxy Statement and any Current Report on Form 8-K) and any other public disclosures), it shall furnish drafts of all documents or proposed oral statements to the Buyer for comments, accept the Buyer's comments in good faith and shall not release any such information without the written Consent of the Buyer. Nothing contained herein shall prevent any party hereto from releasing any information (i) to any Governmental Entity if required to do so by law or (ii) after the Closing.

                                   ARTICLE 9.
                       GOVERNING LAW; DISPUTE RESOLUTION.

      9.1. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

      9.2. Dispute Resolution. Any dispute, controversy or Claim arising out of or relating to this Agreement or any Transaction Document, or the breach thereof, shall be settled by binding arbitration, before three (3) Arbitrators selected in accordance with the Commercial Arbitration Rules, and experienced in mergers and acquisition transactions, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

      (a) Location. Any arbitration shall be held in the County of New York, State of New York.

      (b) Costs. The Buyer, on the one hand, and the Seller, on the other hand, shall equally bear any arbitration fees and administrative costs associated with the arbitration. The prevailing party, as determined by the Arbitrators, shall be awarded its costs and reasonable attorneys' fees incurred in connection with the arbitration.

      (c) Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, for recognition or enforcement of any award determined pursuant to this Section 9.2.

                                   ARTICLE 10.
                                    INDEMNITY

      10.1. Indemnification. Subject to the other provisions of this Article 10, after the Closing, ATG and the Seller, jointly and severally, agree to indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Losses (calculated in accordance with Section 10.3): (i) based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Article 3 to be true and correct in all respects as of the date made; (ii) based upon, attributable to or resulting from the failure of any representation or warranty of ATG and the Seller set forth in Article 4 or the failure of any representation or warranty contained in any certificate delivered by or on behalf of ATG and the Seller pursuant to this Agreement to be true and correct in all respects as of the date made; (iii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of ATG or the Seller (as applicable) under this Agreement; (iv) notwithstanding any disclosures on the Disclosure Schedule, based upon, attributable to or resulting from the failure of any of ATG, the Seller, NTSCO and WHITCO to file any Tax Returns or to pay any related Taxes payable (a "Tax Matter"), not withstanding the fact that the Buyer had knowledge of such Tax Matter; and (v) notwithstanding any disclosures on the Disclosure Schedule, based upon, attributable to or resulting from the failure of ATG to pay the Nite Capital Obligation, not withstanding the fact that the Buyer had knowledge of such Nite Capital Obligation.

      10.2. Indemnification Procedures.

      (a) (i) In the event that any Claim shall be asserted by any party hereto in respect of which payment may be sought under Section 10.1 of this Agreement, the party seeking indemnification hereunder shall promptly cause written notice of the institution or assertion of such Claim, detailing with reasonable specificity the nature and amount of such damages or of such Claim that is covered by this indemnity, to be forwarded to the indemnifying party, who shall within fifteen (15) Business Days of receipt of such written notice, notify the party asserting such Claim as to whether the indemnifying party accepts or rejects such indemnification obligation and (ii) in the event that any Claim shall be asserted by any Third Party in respect of which payment may be sought under Section 10.1 of this Agreement, the indemnified party shall promptly cause written notice of the institution or assertion of such Claim, detailing with reasonable specificity the nature and amount of such damages or of such Claim that is covered by this indemnity, to be forwarded to the indemnifying party. If the indemnifying party agrees that the indemnification obligations set forth in this Article 10 apply to it with respect to a particular Third Party Claim, the indemnifying party, at its election and subject to Section 10.2(e) below, shall have the absolute and exclusive right to defend against, contest (in a forum of its choice), appeal, negotiate, settle, compromise or otherwise deal with such Claim (each of such actions for the purposes of this Section 10.2 being referred to as "defending" a Claim or the "defense" of a Claim), and shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and the indemnified party agrees to cooperate fully with such defense. If the indemnifying party elects to defend such Claim, it shall within fifteen (15) Business Days of the written notice in the first sentence of this Section
10.2(a) (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.

      If the indemnifying party elects to defend such Third Party Claim, the indemnified party may be present at all meetings and Legal Proceedings, at his or its own expense, but may not participate in the defense of such Claim; provided however, that the indemnifying party shall pay for separate counsel for the indemnified parties, if (i) the indemnified party is requested by the indemnifying party to participate in any meeting or Legal Proceeding, or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make separate representation advisable; provided further that the indemnifying party shall not be required to pay for more than one such counsel in any single jurisdiction for all indemnified parties in connection with any Claim. If the indemnifying party (A) elects not to defend such Third Party Claim, (B) fails to notify the indemnified party of its election as herein provided, or (C) contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend such Claim. If the indemnified party so defends any Third Party Claim and such Third Party Claim is ultimately determined to be a Claim for which such party was entitled to indemnification pursuant to this Article 10, then the indemnifying party shall promptly reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills. The parties hereto agree to cooperate fully with each other in connection with any Claim. Each party shall provide the other party, copies of all notices, correspondence, or other communications received by that party with respect to the determination of the Claim promptly upon receipt thereof but in any event within five (5) Business Days of receipt.

      (b) After any final Order shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding Agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within thirty (30) days after the date of such notice.

      (c) Subject to clause (i) below of this paragraph (c), in the case of any amount payable to any indemnified party pursuant to Article 10 hereof, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the Buyer Indemnified Parties by wire transfer of immediately available funds within thirty (30) days after the date of such notice.

      (d) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto, except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

      (e) Notwithstanding anything in this Section 10.2 to the contrary, no indemnifying party shall be liable for any settlement of any Claim effected without its written Consent, which Consent shall not be unreasonably withheld or delayed. If the indemnifying party shall have the exclusive authority to defend such Claim under this Section 10.2, and the indemnified party nevertheless settles such Claim, the indemnifying party shall have no liability with respect to such settlement.

      (f) Notwithstanding anything in this Section 10.2 to the contrary, any Claim for indemnification pursuant to this Article 10 based on a breach of a representation, warranty or covenant that survives the Closing for a finite period must be asserted on or before the date of the expiration of such finite period for such Claim to be enforceable.

      10.3.  Calculation  of  Losses.  Subject to the other  provisions  of this
Article 10:

      (a) Insurance. Any insurance proceeds received by any indemnified party with respect to any Losses shall reduce the amount payable to such indemnified party under the indemnification provisions of this Article 10.

      (b) Taxes. To the extent permitted by applicable law, the parties shall elect (and shall cause each Company to elect) to treat the taxable period that includes but does not end on the day before the Closing with respect to any Tax of such Company as ending at the end of the Closing Date, and shall take such steps as may be necessary therefor. For purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

      (c) Tax Benefits. In case any event shall occur that would otherwise entitle any party to assert a Claim for indemnification hereunder, no Loss shall be deemed to have been sustained by such party to the extent of any net Tax benefit realized, received or credited by such party with respect thereto.

      10.4. Survival of Representations and Warranties. All representations and warranties of ATG or the Seller (as applicable) contained in this Agreement shall survive the Closing and any investigation made by or on behalf of any party hereto until thirty-six (36) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.2 (Authority), 3.3 (Ownership), the third and fourth sentences of Section 4.1(a) (Authorization, etc.), Section 4.1(b) (Authorized Stock), Section 4.14(a)
(Ownership of Assets) and any Claims for indemnification for fraud, shall survive indefinitely; and provided further, that the representations and warranties set forth in Section 4.6 (Taxes), Section 4.12 (Employment; Labor Disputes), Section 4.15 (Environmental) and Section 4.16 (Employee Benefit Plans), shall survive until the later of (i) sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying Claim including any extensions or waivers thereof or (ii) if there is no applicable statute of limitations, then five (5) years from the Closing Date. A written Claim for indemnification under this Article 10 for breach of a representation or warranty may be brought at any time, provided that the representation or warranty on which such Claim is based continues to survive under this Section 10.4 at the time notice of such Claim is given in accordance with Section 10.2 hereof, and if such written notice is given within such period, all rights to indemnification with respect to such Claim shall continue in force and effect.

                                   ARTICLE 11.
                                   TERMINATION

      11.1. Termination of Agreement. Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated:

      (a)  Agreement.  By mutual consent in writing of the Buyer and the Seller;
and

      (b) By the Buyer. By the Buyer, upon written notice to the Seller (i) if the transactions contemplated by this Agreement have not been consummated on or prior to May 31, 2008 unless such failure of consummation shall be due to the failure of the Buyer to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by the Buyer or (ii) for any breach by the Seller or ATG of any of its covenants and agreements hereof to be performed or observed.

      11.2. Effect of Termination. If this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided, however, that the obligations of the parties contained in Section 12.3 hereof shall survive any such termination.

                                   ARTICLE 12.
                            MISCELLANEOUS PROVISIONS

      Except as provided otherwise in this Agreement, the following provisions shall apply hereto:

      12.1. Amendment and Modifications. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

      12.2. Waiver of Compliance. Any failure of ATG or Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by the Buyer, on the one hand, and ATG or the Seller, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by ATG, the Seller or the Buyer.

      12.3. Expenses. In the event that the Closing shall not take place, then subject to all rights and remedies that a party may have against another party for breach of this Agreement, all fees and expenses incurred by each party in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such fees and expenses, including all fees of legal counsel, investment bankers and accountants.

      12.4. Further Assurances. During the period between the execution of this Agreement and the Closing, and during all periods after the Closing, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

      12.5. No Waiver of Rights. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

      12.6. Notices. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if
(i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

                        (a) if to the Buyer, to:

                           c/o Laurus Capital Management, LLC
                           825 Third Avenue, 14th Floor
                           New York, NY 10022
                           Attn: John E. Tucker, Esq.
                           Telephone: (212) 541-4434
                           Facsimile: (212) 541-5800

                           With copies to (which shall not constitute notice):

                           Loeb & Loeb LLP
                           345 Park Avenue
                           New York, NY 10154
                           Attn: Lloyd L. Rothenberg, Esq.
                           Facsimile:  212-656-1076
                           email: lrothenberg@loeb.com

or to such other Person or address as the Buyer shall furnish to the Seller in writing.

                        (b) if to ATG or the Seller, to:

                           c/o American Technologies Group, Inc.
                           1120 Bloomfield Ave.
                           P.O. Box 1289 West Caldwell, NJ 07007-9452 Attn: Mr. Thomas E. Durkin, President email: tdurkin3@aol.com with a copy to (which shall not constitute notice):

                           Erickson & Sederstrom, P.C. LLO
                           Regency Westpointe
                           10330 Regency Parkway Drive
                           Omaha, NE 68114
                           Attn: Virgil K. Johnson, Esq.
                           Direct:  (402) 390-7134
                           Fax:  (402) 390-7130

or to such other address as Seller shall furnish to the Buyer in writing. Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 12.6. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

      12.7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that the Buyer may assign this Agreement and all provisions hereof to any acquiror of the Buyer.

      12.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument.

      12.9. Headings. The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

      12.10. Entire Agreement. This Agreement and the other Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersede all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

      12.11. Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

      12.12. Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum, extent permitted to preserve the parties' original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

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                                       39

                                    SCHEDULES


Schedule I                         Permitted Liens
Schedule 4.1(a)(i)                 Formation and Organization
Schedule 4.1(a)(ii)                Capital Ownership
Schedule 4.1(a)(iii)               Registered Names
Schedule 4.1(c)                    Capital Stock of Any Person
Schedule 4.4                       Governmental Consents
Schedule 4.5                       Financial Condition
Schedule 4.6                       Taxes
Schedule 4.7                       Absence of Certain Developments
Schedule 4.8                       Officers and Directors
Schedule 4.9                       Affiliates
Schedule 4.10(a)                   Contracts
Schedule 4.10(b)                   Defaulting Contracts
Schedule 4.11                      Litigation; Compliance
Schedule 4.12(a)(i)                Labor Disputes
Schedule 4.12(a)(ii)               Restrictive Covenant Agreements
Schedule 4.12(a)(iii)              Administrative Charges or Complaints
Schedule 4.12(b)                   Labor Agreements
Schedule 4.13                      No Conflict; Consents
Schedule 4.14(a)                   Property and Assets
Schedule 4.14(b)(i)                Marketable Title
Schedule 4.14(b)(ii)               UCC Statements
Schedule 4.16                      Employee Benefit Plans
Schedule 4.17                      Insurance
Schedule 4.18                      Banks
Schedule 4.20                      Business Relationships
Schedule 4.21(a)                   Leased Real Property
Schedule 4.21(b)                   Owned Real Property
Schedule 4.22(a)                   Intellectual Property
Schedule 4.22(b)                   Intellectual Property Claims
Schedule 4.23                      Acquisitions
Schedule 4.24                      Accounts and Notes Receivable
Schedule 4.25                      Inventories
Schedule 4.26(a)                   Guaranty, Warranty or other indemnity
Schedule 4.26(b)                   Contracts for Products
Schedule 4.26(c)                   Material Returns
Schedule 4.28                      Absence of Undisclosed Liabilities
Schedule 5.1(c)                    Consents of Governmental Entities

                                    EXHIBITS

Exhibit A                        Form of Assignment
Exhibit B                        Form of Release
Exhibit C                        FIRPTA certificate